Exhibit 99.1

July 23, 2014
Liberty Announces Adjustment to the Conversion Rate of its 1.375% Cash Convertible Senior Notes Due 2023
ENGLEWOOD, Colo.--Liberty Media Corporation ("Liberty") (Nasdaq: LMCA, LMCB and LMCK), announced today an adjustment to the conversion rate of its 1.375% Cash Convertible Senior Notes due 2023 (the "Cash Convertible Notes"). The new conversion rate is 15.7760 shares of LMCA per $1,000 principal amount of Cash Convertible Notes, up from the initial conversion rate of 5.5882 shares of LMCA. Liberty is adjusting the conversion rate due to the payment today of the previously-announced stock dividend of two shares of its non-voting Series C common stock for each share of LMCA and LMCB. The stock dividend was paid to holders of record of LMCA and LMCB as of 5:00 p.m., E.D.T., on July 7, 2014, the record date for the stock dividend.

As previously announced, the Series C common stock traded on a when-issued basis on the Nasdaq Global Select Market under the symbol "LMCKV” during the period commencing on July 8, 2014 and ending on July 23, 2014. The Series C common stock will begin regular way trading tomorrow, which is the ex-dividend date for the stock dividend, under the symbol “LMCK” on the Nasdaq Global Select Market.

The adjustment to the conversion rate was made pursuant to section 12.04(c) of the indenture for the Cash Convertible Notes, which applies to stock dividends made by Liberty to holders of LMCA in shares of its capital stock other than LMCA. In accordance with section 12.04(c), Liberty has adjusted the conversion rate for the Cash Convertible Notes due to the stock dividend pursuant to the following formula:

CR = CR0 x SP0
SP0 - FMV
where

CR = the new conversion rate in effect immediately after the open of business on the ex-dividend date for the stock dividend (15.7760 shares).

CRo = the conversion rate in effect immediately prior to the open of business on the ex-dividend date for the dividend (5.5882 shares).

SP0 = the average of the last reported sale prices of shares of LMCA over the ten consecutive trading day period ending on, and including, the trading day immediately preceding the ex-dividend date for the dividend ($139.5960).

FMV = the fair market value (as determined by Liberty’s board of directors) of the shares of LMCK as of the open of business on the ex-dividend date for the dividend.

Liberty’s board of directors determined “FMV” for purpose of the foregoing formula based on the average of the last reported sale prices of shares of LMCK in the when-issued trading market, over the same period as that used to determine “SP0” -- the ten consecutive trading day period ending on, and including, the trading day immediately preceding the ex-dividend date for the stock dividend ($90.1480).

The adjusted conversion rate of 15.7760 is effective immediately prior to the opening of business on July 24, 2014.
About Liberty Media Corporation
Liberty Media Corporation owns interests in a broad range of media, communications and entertainment businesses, including its subsidiaries Sirius XM Holdings, Inc., Atlanta National League Baseball Club, Inc. and TruePosition, Inc., its interests in Charter Communications and Live Nation, and minority equity investments in Time Warner Inc., Time Warner Cable, and Viacom.

Liberty Media
Courtnee Ulrich, 720-875-5420